EXHIBIT I
TREK RESOURCES, INC.
____________________________________

Action By Written Consent of Stockholders
in Lieu of Special Meeting
___________________

April 12, 2005

          In accordance with Section 228 of the Delaware General Corporation Law and Article Two, Section 2.13 of the Bylaws of Trek Resources, Inc., a Delaware corporation (the "Company"), the undersigned, constituting the holders of the Company's outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, hereby adopt the following resolutions effective as of the date first set forth above:

Approval of Certificate of Amendment to Certificate of Incorporation

          WHEREAS, the Board of Directors (the "Board") of the Company has been presented with and has reviewed, considered in detail and approved a 1-for-100 reverse stock split (the "Reverse Split") of the Company's Common Stock, par value $0.10 per share (the "Existing Common Stock"), to be effected pursuant to a Certificate of Amendment (the "Certificate of Amendment") to the Company's Certificate of Incorporation, as previously amended, to be filed with the Secretary of State of the State of Delaware upon requisite approval thereof by the Company's stockholders;

          WHEREAS, pursuant to the Reverse Split, each one hundred (100) outstanding shares of Existing Common Stock on the date of effectiveness of the filing of the Certificate of Amendment with the Delaware Secretary of State will be automatically converted, without any action on the part of the holder thereof, into one share of new common stock of the Company (the "New Common Stock");

          WHEREAS, no fractional shares of New Common Stock will be issued in connection with the Reverse Split, and stockholders of the Company who hold less than 100 shares of Existing Common Stock on the effective date of the Reverse Split will cease to be stockholders of the Company after the Reverse Split and will receive cash in lieu of any fractional share of New Common Stock that such stockholder would otherwise be entitled to receive on the basis of $2.50 per share of Existing Common Stock; now, therefore, be it

               RESOLVED, that the stockholders believe it is in their best interests and the best interests of the Company to amend the Company's Certificate of Incorporation as set forth in the Certificate of Amendment to effect the Reverse Split and to make certain other changes;

               RESOLVED FURTHER, that the form, terms and provisions of the Certificate of Amendment, the form of which is attached hereto as Exhibit A, is hereby in all respects approved, adopted, ratified and confirmed; provided, however, that the officers of this Company are authorized to make such final changes to the Certificate of Amendment as they may deem necessary or advisable with the advice of counsel;

               RESOLVED FURTHER, that the Company's Certificate of Incorporation as currently in effect be amended as set forth in the Certificate of Amendment; provided, however, that the officers of this Company are authorized to make such final changes to the Certificate of Amendment as they may deem necessary or advisable with the advice of counsel;

RESOLVED FURTHER, that, upon the filing of the Certificate of Amendment, each one hundred (100) shares of Existing Common Stock shall be converted into one (1) share of New Common Stock;

               RESOLVED FURTHER, that, upon the filing of the Certificate of Amendment, the holder of each one hundred (100) shares of Existing Common Stock shall be the holder of one (1) share of New Common Stock, without any required action on the part of such holder;

               RESOLVED FURTHER, that no fractional shares of New Common Stock will be issued in connection with the Reverse Split, and stockholders of the Company who hold less than one hundred (100) shares of Existing Common Stock on the effective date of the Reverse Split will cease to be stockholders of the Company after the Reverse Split and will receive cash in lieu of any fractional share of New Common Stock that such stockholder would otherwise be entitled to receive on the basis of $2.50 per share of Existing Common Stock;

RESOLVED FURTHER, that, as set forth in the Certificate of Amendment, the number of authorized shares of New Common Stock shall be one hundred thousand (100,000), par value $0.10 per share;

               RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized and directed to execute the Certificate of Amendment and take all such action as such officers deem necessary or desirable to file the Certificate of Amendment with the Delaware Secretary of State and to cause the Certificate of Amendment to become effective.

Disclosure of Conflicts of Interest

          WHEREAS, pursuant to Section 144 of the Delaware General Corporation Law, no contract or transaction between the Company and any other corporation, partnership, association or other organization in which one of more of the officers or directors of the Company is an officer or director of, or has a financial interest in (any such party is referred to herein individually as an "Interested Party," or collectively the "Interested Parties," and any such contract or transaction is referred to herein as an "Interested Party Transaction"), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by affirmative votes of the majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the relationship or interest and as to the contract are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or the stockholders;

          WHEREAS, it is hereby disclosed and made known to the Company's stockholders that Michael E. Montgomery is a director of the Company and may be deemed to have a financial interest in the Company and in the Reverse Split as a holder of approximately 59% of the Existing Common Stock, and that such ownership interest will increase to approximately 60% of the New Common Stock following the consummation of the Reverse Split, such that Mr. Montgomery may be deemed to be an Interested Party in the Reverse Split; now, therefore, be it

               RESOLVED, that, after careful consideration, and notwithstanding that Mr. Montgomery may be deemed to be an Interested Party in the Reverse Split, the stockholders have determined that the terms and conditions of the Reverse Split are just, equitable and fair as to the Company, and that the Reverse Split is in the best interests of the Company and all of its stockholders, and the stockholders hereby in all respects approve, ratify and confirm the Reverse Split;

               RESOLVED FURTHER, that the undersigned stockholders who are disinterested with respect to the Reverse Split also hereby determine that the terms and conditions of the Reverse Split are just, equitable and fair as to the Company, and that the Reverse Split is in the best interests of the Company and all of its stockholders, including the Company's unaffiliated stockholders, and they hereby in all respects approve, ratify and confirm the Reverse Split.

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By signing below, each stockholder is giving written consent with respect to all shares of the Company's capital stock held by such stockholder in favor of the above resolutions.

          Each of the undersigned common stockholders of the Company hereby certifies and acknowledges that such stockholder is voting all shares of Common Stock such stockholder is entitled to vote (i) with all holders of outstanding shares of capital stock of the Company as a single class and (ii) with the other holders of shares of Common Stock of the Company as a separate class.

          Each of the undersigned holders of Series A Convertible Preferred Stock of the Company hereby certifies and acknowledges that such stockholder is voting all shares of Series A Convertible Preferred Stock held by such stockholder, on an as-converted basis, with all holders of outstanding shares of capital stock of the Company as a single class.

          This Action by Written Consent of Stockholders may be executed in counterparts, all of which, when taken together, shall constitute one action. A copy of this consent that is signed and delivered by telecopy or other facsimile transmission shall constitute an original, executed consent.

"Stockholder"

Michael E. Montgomery

Faye C. Briggs

Exhibit A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TREK RESOURCES, INC.

(Pursuant to Section 242 of the General
Corporation Law of the State of Delaware)

Trek Resources, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST:          The Certificate of Incorporation of the Corporation is hereby amended by replacing Section (a) of ARTICLE 4 in its entirety with the Section (a) of ARTICLE 4 set forth on Exhibit A attached hereto and incorporated herein by this reference. Other than Section (a) of ARTICLE 4, ARTICLE 4 shall not be changed by this Certificate of Amendment and shall remain in full force and effect.

     SECOND:     The Board of Directors of the Corporation duly adopted resolutions setting forth the above-referenced amendment, declaring such amendment to be advisable, and calling for a vote of the stockholders of the Corporation on such amendment.

THIRD: The stockholders of the Corporation duly approved the above-referenced amendment.

FOURTH: The above-referenced amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The effective time of the above-referenced amendment shall be the date and time of the filing of this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of the ____ day of _____________, 2005.

TREK RESOURCES, INC.
By:
Name: Michael E. Montgomery
Title: President and Chief Executive Officer

EXHIBIT A

          (a) Stock Authorization. The total number of shares of capital stock that the Corporation shall have authority to issue is five hundred thousand (500,000) shares, which shall consist of (i) one hundred thousand (100,000) shares of common stock, par value $0.10 per share (the "Common Stock"), and (ii) four hundred thousand (400,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Simultaneously with the effective time of the filing of this amendment with the Delaware Secretary of State (the "Effective Date"), each one hundred (100) shares of the Company's common stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split, into one (1) share of Common Stock, par value $0.10 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by the Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in New Common Stock will be issued, and no fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. If immediately prior to the Effective Date a stockholder of record holds less than 100 shares of Old Common Stock or a number of shares of Old Common Stock not evenly divisible by 100, then the Corporation shall make a cash payment to such stockholder in lieu of any fractional share of New Common Stock to which such stockholder would otherwise be entitled on the basis of $2.50 per share of Old Common Stock. By way of example only, if immediately prior to the Effective Date a stockholder holds eight hundred fifty (850) shares of Old Common Stock, then upon the Effective Date, such stockholder shall be the holder of eight (8) shares of New Common Stock and shall be entitled to cash in the amount of $2.50 multiplied by the fifty (50) shares of Old Common Stock not reclassified and changed into shares of New Common Stock, or $125. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder of record in a single account, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting the exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that the taxes are not payable.